Exhibit 99.1

Richard H. Bott and Gregory S. Ledford Appointed to Genesee & Wyoming Board of Directors

GREENWICH, Conn.—(BUSINESS WIRE)—Genesee & Wyoming Inc. (GWI) (NYSE: GWR) today announced the appointment of Richard H. Bott and Gregory S. Ledford to its Board of Directors, effective October 1, 2012 and October 2, 2012, respectively.

“We are fortunate to have both Richard Bott and Gregory Ledford join our Board of Directors,” said GWI Chairman Mortimer B. Fuller III. “Both have a wealth of finance, strategy and transaction experience with larger companies, both domestic and international. Each has a different perspective: Dick as an investment banker and advisor; Greg as an investor and owner/operator. With the increased size of the Company and the opportunities we see, we are confident they will play a significant role on the GWI Board and contribute to the Company’s success.”

Mr. Bott previously worked in investment banking for more than 35 years at Morgan Stanley and First Boston/Credit Suisse First Boston (now Credit Suisse), including serving for almost five years as Vice Chairman of Morgan Stanley. He provided financial structuring and strategic advice to numerous large American and international corporations, with a focus on industrial and transportation companies.

Mr. Bott holds a B.A. from Princeton University in Economics and an M.B.A. from Columbia Business School.

Mr. Ledford is a Managing Director and head of the Industrial & Transportation team of The Carlyle Group (“Carlyle”). He joined Carlyle in 1988 and, prior to his appointment as Managing Director, held the positions of Vice President and Principal, responsible for leading Carlyle’s investments in numerous companies. From 1991 to 1997, he was Chairman and CEO of The Reilly Corp., a former Carlyle portfolio company. In addition, he was Director of Capital Leasing for MCI Telecommunications.

Mr. Ledford is a member of the Board of Directors of Allison Transmission, Greater China Industrial, HD Supply and Veyance Technologies.

Mr. Ledford is a graduate of the University of Virginia’s McIntire School of Commerce, where he is the Vice President of the Foundation Board. He received an M.B.A. from Loyola College.

Certain entities affiliated with Carlyle (collectively, the “Carlyle Purchasers”) completed the previously announced purchase of $350 million of Mandatorily Convertible Preferred Stock, Series A-1, par value $0.01 per share (the “Series A-1 Preferred Stock”) from GWI on October 1, 2012, which investment partially financed a portion of GWI’s purchase of RailAmerica, Inc. Pursuant to the Certificate of Designations of the Series A-1 Preferred Stock relating to such investment, the Carlyle Purchasers have the right to designate one member of GWI’s Board of Directors. The Carlyle Purchasers designated Mr. Ledford to the Board of Directors. In addition, Cedric Bobo, a Principal with Carlyle focused on U.S. buyout opportunities in the industrial and transportation sectors, will become a non-voting board observer to the Board of Directors at Carlyle’s request pursuant to the Certificate of Designations.

About GWI

GWI owns and operates short line and regional freight railroads and provides railcar switching services in the United States, Australia, Canada, the Netherlands and Belgium. In addition, GWI operates the Tarcoola to Darwin rail line, which links the Port of Darwin with the Australian interstate rail network in South Australia. Operations currently include 66 railroads organized in 10 regions, with more than 7,600 miles of owned and leased track and approximately 1,400 additional miles under track access arrangements. We provide rail service at 23 ports in North America, Australia and Europe and perform contract coal loading and railcar switching for industrial customers. On October 1, 2012, GWI consummated the acquisition of RailAmerica, Inc. Immediately following the acquisition, control of RailAmerica was placed into a voting trust until such time as the U.S. Surface Transportation Board issues its decision on GWI’s pending control application for RailAmerica, Inc.

About RailAmerica

RailAmerica, Inc. owns and operates short line and regional freight railroads in North America, operating a portfolio of 45 individual railroads with approximately 7,500 miles of track in 28 U.S. states and three Canadian provinces.

Source: Genesee & Wyoming Inc.

GWI Corporate Communications

Michael Williams, 203-629-3722